Exhibit 99.1

SiriusXM Reports First Quarter 2020 Results

•	SiriusXM Responds to COVID-19 Crisis; Company Withdraws 2020 Guidance

•	Self-Pay Net Subscriber Additions of 69,000 Reported for First Quarter

•	First Quarter Revenue of $2.0 Billion; a Pro Forma Increase of 5%

•	First Quarter Net Income of $293 Million; Diluted EPS of $0.07

•	Adjusted EBITDA Reaches $639 Million in the First Quarter, up 13%

NEW YORK – April 28, 2020 – SiriusXM today announced first quarter 2020 operating and financial results, including revenue of $2.0 billion, increasing 5% on a pro forma basis compared to the prior year period. The Company's net income was $293 million in the first quarter 2020, compared to $162 million in the prior year period. Net income per diluted common share was $0.07 in the first quarter 2020, compared to $0.03 in the prior year period.

Adjusted EBITDA in the first quarter totaled $639 million, up 13% from $567 million in the prior year period, resulting in an adjusted EBITDA margin of 32.7%, an improvement of approximately 220 basis points from the 2019 period. The improvement in adjusted EBITDA margin was driven primarily by revenue growth across the business and reductions in subscriber acquisition costs, general and administrative costs and customer service and billing costs. Pro forma figures, including adjusted EBITDA, assume the Pandora acquisition closed on January 1, 2019.

“Since the start of the global pandemic, our top priorities have been ensuring our employees’ safety and well-being, and continuing to support our subscribers and listeners by providing them the best entertainment, news, and information in the audio space. On both fronts, I’m pleased by our response. We are streaming SiriusXM for free, and we have been in overdrive introducing new shows, channels and special virtual moments. In conjunction with NYU Langone Health, we’ve launched a 24/7 COVID-19 focused channel and hotline, an important complement to our Doctor Radio channel. We welcomed the healthy return of Andy Cohen, Howard Stern interviewed Governor Andrew Cuomo, and SiriusXM contributed $2 million to COVID-19 response charities, with a near-term focus on New York, San Francisco, and Detroit - the home of our two biggest employee bases and the primary community of our automakers. I’m also proud that we have joined with Music Cares to support our artist community and to donate advertising inventory to the Ad Council in support of COVID-19 informational campaigns,” said Jim Meyer, Chief Executive Officer, SiriusXM.

“This challenging period has in fact inspired enormous creativity from our programming teams at SiriusXM and Pandora, but creativity and adaptability has not just been limited to our programming teams. Global stay-at-home orders swiftly and materially altered the way we work. We’ve navigated the material disruption of call center staffing by migrating thousands of team members to work-from-home in mere days, retooled marketing campaigns, worked quickly to support our automakers, and more. In short, we immediately took steps to ensure that our audio entertainment service would be uninterrupted, to provide the best possible customer service, and to continue to operate our business with the level of excellence you have come to expect from SiriusXM. I could not be prouder of the effort and performance of our teams throughout this period,” added Meyer.

“In the face of the economy hitting the brakes hard in March, SiriusXM’s first quarter results were very strong. Auto sales, advertising and customer responses to marketing campaigns all fell swiftly in the second half of March, yet we delivered increasing subscribers, solid revenue growth and 13% adjusted EBITDA growth to a first quarter record of $639 million. Just as it was a little over a decade ago during the global financial crisis, SiriusXM’s subscriber-based business model is resilient. We do not know what the shape of a recovery from this current crisis will look like, however, we are confident that our business will continue to generate substantial positive free cash flow. Once we have a better view of how and when the economy will restart, we plan to resume providing guidance,” added Meyer.

Additional information about our business, results of operations and the evolving impact of the COVID-19 crisis on our business and operations is included below under “SPECIAL NOTE ON COVID-19 RESPONSE.” Additional information, including the new risk factor entitled “The current coronavirus (COVID-19) pandemic is negatively impacting our business,” regarding the impact of the COVID-19 crisis on our business and operations is contained in our Quarterly Report on Form 10-Q which will be filed with the Securities and Exchange Commission.

FURTHER UPDATE ON BUSINESS, LIQUIDITIY, AND CAPITAL RETURNS

“During the first quarter, we built upon our successful advertising sales arrangement by investing $75 million in SoundCloud and joining its Board of Directors. The SiriusXM, Pandora and SoundCloud listening platforms together offer content owners and advertisers the opportunity to access an audience of 140 million North American audio listeners. SoundCloud has an outstanding team of people, and we are excited about what we can do together,” said David Frear, Chief Financial Officer, SiriusXM.

“SiriusXM returned approximately $300 million of capital to stockholders in the first quarter of 2020. We repurchased approximately $243 million of our common stock and paid approximately $59 million in dividends to stockholders. Last week, we announced our regularly quarterly dividend. We expect to continue this quarterly dividend in 2020 and beyond. In late March, we temporarily suspended our stock repurchases as we evaluated the implications of the COVID-19 crisis. Our existing stock repurchase program has $924 million remaining under the present authorization. At the end of the first quarter, our debt to adjusted EBITDA ratio was 3.1 times, and we had the entire $1.75 billion available on our revolving credit facility. With our very strong liquidity and cash flow, we plan to resume share repurchases in the second quarter and beyond,” added Frear.

The Company also announced that it has withdrawn its full-year 2020 guidance for self-pay net subscriber additions, revenue, adjusted EBITDA and free cash flow first issued on January 7, 2020. The Company plans to release revised guidance at a future date when more data is available on the effects of the COVID-19 crisis on its business and inferences can be reasonably drawn regarding the timing of an economic recovery.

Shares of common stock may be purchased from time to time on the open market, pursuant to pre-set trading plans meeting the requirements of Rule 10b5-1 under the Exchange Act of 1934, as amended, in privately negotiated transactions, including in accelerated stock repurchase transactions and transactions with Liberty Media and its affiliates, or otherwise. The Company expects to fund the repurchases through a combination of cash on hand, cash generated by operations and future borrowings. The size and timing of these purchases will be based on a number of factors, including price and business and market conditions.

The Company's dividend policy may change at any time without notice to stockholders. The declaration and payment of dividends is at the discretion of the Company's Board of Directors in accordance with applicable law after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs, limitations imposed by its indebtedness, legal requirements and other factors that the Board of Directors deems relevant.

FIRST QUARTER 2020 HIGHLIGHTS

SiriusXM operates two complementary audio entertainment businesses — our SiriusXM business and our Pandora business. Further information regarding these two segments will be contained in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2020. The pro forma financial and operating highlights below exclude the impact of share-based payment expense.

SIRIUSXM

•
Self-Pay Subscribers Top 30.0 Million. SiriusXM added approximately 69,000 net new self-pay subscribers in the first quarter. Total net subscriber additions were (143,000), resulting in nearly 34.8 million total SiriusXM subscribers at the end of the period. Paid promotional subscribers decreased due to declines in shipments from automakers offering paid trial subscriptions with the purchase or lease of a vehicle. The total trial funnel stood at approximately 9.1 million at the end of the first quarter, down from approximately 9.3 million at the end of 2019. Self-pay monthly churn for the first quarter was 1.8%, approximately flat from 2019.

•
SiriusXM Revenue of $1.6 Billion. First quarter revenue grew 6% to $1.6 billion. This growth was driven by a 2% increase in total SiriusXM subscribers and 3% growth in SiriusXM's average revenue per user (ARPU) to $13.95.

•
Gross Profit Grows 7%. Total cost of services at SiriusXM increased 4% to $593 million in the first quarter, driven primarily by higher revenue share and royalties and programming and content expenses. Gross profit at SiriusXM in the quarter totaled $992 million, increasing 7% over the first quarter of 2019, and produced a gross margin of 63%, flat compared to the prior year.

•
Latest in Programming. SiriusXM began to create virtual events in response to the crisis, first for the Ultra Music Festival. Garth Brooks gave a live home studio performance, and Taylor Swift kicked off a new Home DJ series. Bruce Springsteen twice delivered special playlists and commentary to the company’s listeners, SiriusXM broadcast nationwide events like the Jersey 4 Jersey benefit, and Howard Stern delivered ground breaking interviews of Tom Brady and Paul McCartney.

PANDORA

•
Advertising Revenue Hits $241 million. First quarter ad revenue at Pandora reached a first-quarter high of $241 million, growing 4% over the first quarter of 2019. Ad revenue was driven by strong monetization of $68 per thousand hours, growing 8% over the prior year. Strength in traditional audio advertising, boosted by video programmatic and engagement-based video, as well as the expansion of off-platform efforts and fees generated on the AdsWizz platform drove revenue growth. A reduction in subscription revenue at Pandora following the roll-off of paid promotional subscribers in the third quarter of 2019 discussed below contributed to total revenue growth for Pandora of 1% to 369 million for the first quarter of 2020.

•
Total Ad Supported Listener Hours of 3.1 Billion. Monthly Active Users (MAUs) at Pandora were 60.9 million in the first quarter, down from 66.0 million in the prior year period. Total ad supported listener hours were 3.13 billion in the period, down from 3.42 billion in the first quarter of 2019.

•
Self-Pay Net Adds of 51,000. Pandora added 51,000 net new self-pay subscribers to its Pandora Plus and Pandora Premium service in the first quarter to end the period with over 6.2 million self-pay subscribers. Paid promotional subscribers remained near 51,000, flat quarter-on-quarter but down from 736,000 at the end of the first quarter of 2019, as a result of a reduction in paid promotional subscriptions due to the expiration of an agreement with T-Mobile in the third quarter of 2019. Total Pandora subscribers at the end of the period were 6.3 million.

•
Gross Profit Declines 5%. Total cost of services at Pandora in the first quarter of 2020 of $264 million grew 4% compared with the first quarter of 2019. This resulted in gross profit at Pandora of $105 million, down 5% over the first quarter of 2019, and produced a gross margin for the quarter of 28%, down approximately 200 basis points from 30% in the first quarter of 2019. This contraction was driven primarily by slightly higher revenue share and royalties and customer service and billing expenses as a percentage of revenue.

Subscriber acquisition costs declined by 8% to $99 million in the first quarter driven by lower hardware subsidies as certain subsidy rates decreased as well as a decline in OEM installations as a result of the COVID-19 pandemic. The growth in sales and marketing costs decreased by 3% to a total of $208 million. Engineering, design and development costs rose 9% as we continued to invest in new streaming services, next generation 360L radios, and chipsets. Excluding a one-time $25 million legal settlement reserve in the first quarter of 2019, general and administrative expenses declined 15% to $91 million driven by lower personnel costs.

With revenue up 5% and growth in total cash operating expenses of just 1.6%, excluding depreciation and amortization, share-based payment expenses, and legal settlements and reserves, adjusted EBITDA expanded by 13%. Free cash flow grew by 16% to $348 million, driven by higher cash from operations and lower capital expenditures.

SPECIAL NOTE ON COVID-19 RESPONSE

General
In general, the COVID-19 pandemic, coupled with government issued stay-at-home orders, is having a widespread and broad reaching effect on the economy. Automakers have idled plants, and dealers have closed their retail operations. New and used vehicle sales have declined sharply in recent weeks. Sporting events have been cancelled, theaters are closed and concerts have been postponed indefinitely. The impact of the COVID-19 pandemic on the travel industry has been far-reaching, adversely affecting airlines, hotels, cruise ships and theme parks. Unemployment is rising at historic rates as non-essential businesses have been closed and workers have been furloughed. Media spending by businesses has dropped sharply. To add to the uncertainty, it is unclear when an economic recovery could start and what a recovery will look like after this historic shutdown of the economy.

Against this background and these broad-based economic effects, the full extent to which the COVID-19 pandemic may negatively impact our business is still uncertain. The scope of the effects of the COVID-19 pandemic on our businesses depends on many factors beyond our control, and the effects are difficult to assess or predict with meaningful precision both generally and specifically as to our Sirius XM and Pandora businesses. While, due to the nature of our business, the effect of the pandemic may not be fully reflected in our results of operations until future periods, we believe that the adverse impact of the COVID-19 pandemic will be material to our business.
Potential Impact on our Results of Operations

It is difficult to predict how the COVID-19 pandemic will affect our company in the long-term. Based on what we have observed to date, however, we have attempted below to provide our projection as to how the pandemic will affect our business, including our revenue and expenses, over the next six months. The COVID-19 pandemic did not have a material effect on our revenue and expenses during the quarter ended March 31, 2020. We presently believe that the COVID-19 pandemic and its related economic impact will:

•	adversely affect our subscriber revenue due to the decline in sales of new and used vehicles, reduced drive time, increased churn and the inability of our vendors to fully staff call centers;

•	cause a decline in advertising revenues in our Pandora and SiriusXM businesses as third parties pull back on advertising spending generally;

•	have an adverse effect on our equipment revenue and the sale of satellite radios, components and accessories;

•	negatively impact our other revenue as the pandemic is anticipated to have similar adverse effects on Sirius XM Canada and its service as well as adversely affect our connected services business;

•	reduce our revenue share and royalties expenses, although in our Pandora ad-supported service royalty reductions may not be commensurate with the decline in ad revenues;

•
not significantly affect our programming and content expenses as we expect to continue to honor our agreements to acquire, create, promote and produce content, including our obligations in some cases to sports leagues that have cancelled significant portions of their seasons;

•
reduce our customer service and billing costs as we may experience lower costs as a result of the inability of our vendors to fully staff the operation and management of customer service centers, although such cost reductions are expected to be partially offset by increased bad debt expense;

•	not significantly affect our transmission expenses and costs of equipment expenses;

•
reduce subscriber acquisition costs as hardware subsidies paid to radio manufacturers, distributors and automakers and subsidies paid for chipsets and certain other components used in manufacturing radios are expected to decline as a result of a reduction in vehicle production and possible disruptions to the supply chain;

•
decrease sales and marketing expenses as the reduction in auto sales is anticipated to reduce trial subscription starts, the volume of our marketing campaigns and the associated expenses related to direct mail, outbound telemarketing and email communications, and as we likely reduce our spending on marketing, advertising, media and production, and digital performance media;

•
reduce our engineering, design and development expenses as we plan to slow the development of new products and services, including streaming and connected vehicle services, and research and development efforts in the ordinary course;

•	reduce our general and administrative expenses as a result of reductions in compensation, travel and entertainment and other costs; and

•	not affect our depreciation and amortization expenses.
Other Potential Impacts
We have taken actions to help ensure that our audio entertainment service will continue uninterrupted through the COVID-19 pandemic, including activating our business continuity plans and implementing steps to enable employees to work remotely. The impact of these actions on our workforce are also difficult to assess, but the experience has presented new challenges for our employees as they balance the demands of the pandemic with their daily operational role. To date, however, we do not believe that these remote work arrangements have adversely affected our ability to maintain our financial reporting systems, internal control over financial reporting and disclosure controls and procedures. In addition, we do not expect to encounter any significant challenges to our ability to maintain these systems and controls.
We do not expect the COVID-19 pandemic and its related economic impact to affect our capital and financial resources, including our liquidity position. To date, the pandemic has not increased our costs of or reduced our access to capital under our revolving credit facility, and we do not believe it is reasonably likely to in the future. In addition, we do not believe that the pandemic will affect our ongoing ability to meet the covenants in our debt instruments, including under our revolving credit facility.
We believe that we have sufficient cash and cash equivalents, as well as debt capacity, to cover our estimated short-term and long-term funding needs, including amounts to construct, launch and insure replacement satellites, as well as fund future stock repurchases, future dividend payments and strategic opportunities. As of March 30, 2020, $1.75 billion was available for future borrowing under our revolving credit facility.
We also do not expect the pandemic to affect the assets on our balance sheet and our ability to timely account for those assets.  For example, we do not anticipate making any significant changes as a result of the pandemic in judgments in determining the fair-value of assets measured in accordance with generally accepted accounting principles.
In addition, we do not anticipate any material impairments with respect to goodwill, indefinite life and definite life intangible assets, right of use assets or investments, increases in allowances for credit losses, restructuring charges, other expenses, or changes in accounting judgments that would have an adverse impact on our financial statements.
You should not place undue reliance on any of these forward-looking statements. In addition, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which the statement is made, to reflect the occurrence of unanticipated events or otherwise, except as required by law. New factors emerge from time to time, and it is not possible for us to predict which will arise or to assess with any precision the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

FIRST QUARTER 2020 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended March 31,
(in millions, except per share data)	2020	2019
Revenue:
Subscriber revenue	$1,585	$1,458
Advertising revenue	285	209
Equipment revenue	41	41
Other revenue	41	36
Total revenue	1,952	1,744
Operating expenses:
Cost of services:
Revenue share and royalties	570	492
Programming and content	118	106
Customer service and billing	118	113
Transmission	40	31
Cost of equipment	4	6
Subscriber acquisition costs	99	108
Sales and marketing	225	183
Engineering, design and development	71	54
General and administrative	107	135
Depreciation and amortization	132	107
Acquisition and other related costs	—	76
Total operating expenses	1,484	1,411
Income from operations	468	333
Other (expense) income:
Interest expense	(99)	(90)
Loss on extinguishment of debt	—	(1)
Other (expense) income	4	1
Total other (expense) income	(95)	(90)
Income before income taxes	373	243
Income tax expense	(80)	(81)
Net income	$293	$162
Foreign currency translation adjustment, net of tax	(25)	7
Total comprehensive income	$268	$169
Net income per common share:
Basic	$0.07	$0.04
Diluted	$0.07	$0.03
Weighted average common shares outstanding:
Basic	4,405	4,571
Diluted	4,515	4,678
Dividends declared per common share	$0.01331	$0.01210

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in millions, except per share data)	March 31, 2020	December 31, 2019
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$40	$106
Receivables, net	604	670
Inventory, net	12	11
Related party current assets	15	22
Prepaid expenses and other current assets	212	194
Total current assets	883	1,003
Property and equipment, net	1,609	1,626
Intangible assets, net	3,429	3,467
Goodwill	3,843	3,843
Related party long-term assets	495	452
Deferred tax assets	89	153
Operating lease right-of-use assets	452	466
Other long-term assets	135	139
Total assets	$10,935	$11,149
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$1,029	$1,151
Accrued interest	98	160
Current portion of deferred revenue	1,923	1,930
Current maturities of debt	2	2
Operating lease current liabilities	47	46
Related party current liabilities	3	4
Total current liabilities	3,102	3,293
Long-term deferred revenue	126	130
Long-term debt	7,847	7,842
Deferred tax liabilities	70	70
Operating lease liabilities	444	456
Other long-term liabilities	93	94
Total liabilities	11,682	11,885
Stockholders’ equity (deficit):
Common stock, par value $0.001 per share; 9,000 shares authorized; 4,379 and 4,412 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	4	4
Accumulated other comprehensive income (loss), net of tax	(17)	8
Additional paid-in capital	116	395
Treasury stock, at cost; 0 and 0 shares of common stock at March 31, 2020 and December 31, 2019, respectively	—	—
Accumulated deficit	(850)	(1,143)
Total stockholders’ equity (deficit)	(747)	(736)
Total liabilities and stockholders’ equity (deficit)	$10,935	$11,149

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Three Months Ended March 31,
(in millions)	2020	2019
Cash flows from operating activities:
Net income	$293	$162
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	132	107
Non-cash interest expense, net of amortization of premium	5	4
Provision for doubtful accounts	19	14
Amortization of deferred income related to equity method investment	(1)	(1)
Loss on extinguishment of debt	—	1
Loss on unconsolidated entity investments, net	2	4
Loss (gain) on other investments	5	(2)
Share-based payment expense	55	70
Deferred income taxes	72	77
Changes in operating assets and liabilities:
Receivables	47	(13)
Inventory	(1)	2
Related party, net	6	(1)
Prepaid expenses and other current assets	(18)	(31)
Other long-term assets	2	3
Operating lease right-of-use assets	14	19
Accounts payable and accrued expenses	(131)	15
Accrued interest	(62)	(42)
Deferred revenue	(11)	20
Operating lease liabilities	(11)	(17)
Other long-term liabilities	(1)	5
Net cash provided by operating activities	416	396
Cash flows from investing activities:
Additions to property and equipment	(62)	(90)
Purchases of other investments	(6)	(6)
Acquisition of business, net of cash acquired	—	313
Sale of short-term investments	—	72
Investments in related parties and other equity investees	(80)	(5)
Repayment from related party	3	—
Net cash (used in) provided by investing activities	(145)	284
Cash flows from financing activities:
Taxes paid from net share settlements for stock-based compensation	(35)	(33)
Revolving credit facility, net of deferred financing costs	—	143
Proceeds from sale of capped call security	—	3
Principal payments of long-term borrowings	(2)	(152)
Common stock repurchased and retired	(243)	(576)
Dividends paid	(59)	(57)
Net cash used in financing activities	(339)	(672)
Net (decrease) increase in cash, cash equivalents and restricted cash	(68)	8
Cash, cash equivalents and restricted cash at beginning of period	120	65
Cash, cash equivalents and restricted cash at end of period (1)	$52	$73

(1)
The following table reconciles cash, cash equivalents and restricted cash per the statement of cash flows to the balance sheet. The restricted cash balances are primarily due to letters of credit which have been issued to the landlords of leased office space. The terms of the letters of credit primarily extend beyond one year.

(in millions)	March 31, 2020	December 31, 2019	March 31, 2019	December 31, 2018
Cash and cash equivalents	$40	$106	$62	$54
Restricted cash included in Other long-term assets	12	14	11	11
Total cash, cash equivalents and restricted cash at end of period	$52	$120	$73	$65

Unaudited Pro Forma Results
Set forth below are our pro forma results of operations for the three months ended March 31, 2020 compared with the three months ended March 31, 2019. These pro forma results are based on estimates and assumptions, which we believe are reasonable. They are not the results that would have been realized had the Pandora Acquisition actually occurred on January 1, 2019 and are not indicative of our consolidated results of operations in future periods. The pro forma results primarily include adjustments related to amortization of acquired intangible assets, depreciation of property and equipment, acquisition costs, fair value gain or loss on the Pandora investment and associated tax impacts. Please refer to the Footnotes to Results of Operations.

	For the Three Months Ended March 31,		2020 vs 2019 Change
(in millions)	2020	2019	Amount	%
Revenue	(Pro Forma)	(Pro Forma)
Sirius XM:
Subscriber revenue	$1,457	$1,370	$87	6%
Advertising revenue	44	46	(2)	(4)%
Equipment revenue	41	41	—	—%
Other revenue	43	38	5	13%
Total Sirius XM revenue	1,585	1,495	90	6%
Pandora:
Subscriber revenue	128	134	(6)	(4)%
Advertising revenue	241	231	10	4%
Total Pandora revenue	369	365	4	1%
Total consolidated revenue	1,954	1,860	94	5%
Cost of services
Sirius XM:
Revenue share and royalties	366	347	19	5%
Programming and content	112	102	10	10%
Customer service and billing	93	98	(5)	(5)%
Transmission	27	25	2	8%
Cost of equipment	4	6	(2)	(33)%
Total Sirius XM cost of services	602	578	24	4%
Pandora:
Revenue share and royalties	206	217	(11)	(5)%
Programming and content	6	4	2	50%
Customer service and billing	25	23	2	9%
Transmission	13	11	2	18%
Total Pandora cost of services	250	255	(5)	(2)%
Total consolidated cost of services	852	833	19	2%
Subscriber acquisition costs	99	108	(9)	(8)%
Sales and marketing	225	219	6	3%
Engineering, design and development	71	68	3	4%
General and administrative	107	151	(44)	(29)%
Depreciation and amortization	132	122	10	8%
Total operating expenses	1,486	1,501	(15)	(1)%
Income from operations	468	359	109	30%
Other (expense) income:
Interest expense	(99)	(92)	(7)	(8)%
Loss on extinguishment of debt	—	(1)	1	100%
Other (expense) income	4	2	2	100%
Total other (expense) income	(95)	(91)	(4)	(4)%
Income before income taxes	373	268	105	39%
Income tax expense	(80)	(87)	7	8%
Net income	$293	$181	$112	62%

Adjusted EBITDA	$639	$567	$72	13%

Footnotes to Pro Forma Results of Operations
The following tables reconcile our results of operations as reported to our pro forma results of operations for the three months ended March 31, 2020 and 2019 which includes the Pandora pre-acquisition financial information for the applicable periods and the effects of purchase price accounting. These pro forma results are based on estimates and assumptions, which we believe are reasonable. They are not the results that would have been realized had the Pandora Acquisition actually occurred on January 1, 2019 and are not indicative of our consolidated results of operations in future periods. The pro forma results primarily include adjustments related to amortization of acquired intangible assets, depreciation of property and equipment, acquisition costs, fair value gain or loss on the Pandora investment and associated tax impacts.

	Unaudited for the Three Months Ended March 31, 2020
(in millions)	As Reported	Predecessor Financial Information	Purchase Price Accounting Adjustments	Ref	Pro Forma
Revenue
Sirius XM:
Subscriber revenue	$1,457	$—	$—		$1,457
Advertising revenue	44	—	—		44
Equipment revenue	41	—	—		41
Other revenue	41	—	2	(a)	43
Total Sirius XM revenue	1,583	—	2		1,585
Pandora:
Subscriber revenue	128	—	—		128
Advertising revenue	241	—	—		241
Total Pandora revenue	369	—	—		369
Total consolidated revenue	1,952	—	2		1,954
Cost of services
Sirius XM:
Revenue share and royalties	366	—	—		366
Programming and content	112	—	—		112
Customer service and billing	93	—	—		93
Transmission	27	—	—		27
Cost of equipment	4	—	—		4
Total Sirius XM cost of services	602	—	—		602
Pandora:
Revenue share and royalties	204	—	2	(b)	206
Programming and content	6	—	—		6
Customer service and billing	25	—	—		25
Transmission	13	—	—		13
Total Pandora cost of services	248	—	2		250
Total consolidated cost of services	850	—	2		852
Subscriber acquisition costs	99	—	—		99
Sales and marketing	225	—	—		225
Engineering, design and development	71	—	—		71
General and administrative	107	—	—		107
Depreciation and amortization	132	—	—		132
Acquisition and other related costs	—	—	—		—
Total operating expenses	1,484	—	2		1,486
Income from operations	468	—	—		468
Other (expense) income:
Interest expense	(99)	—	—		(99)
Loss on extinguishment of debt	—	—	—		—
Other (expense) income	4	—	—		4
Total other (expense) income	(95)	—	—		(95)
Income before income taxes	373	—	—		373
Income tax expense	(80)	—	—		(80)
Net income	$293	$—	$—		$293

(a)	This adjustment eliminates the impact of additional revenue associated with certain programming agreements recorded as part of the merger of Sirius and XM (the "XM Merger").

(b)	This adjustment includes the impact of additional expense associated with minimum guarantee royalty contracts recorded as part of the Pandora Acquisition.

	Unaudited for the Three Months Ended March 31, 2019
(in millions)	As Reported	Predecessor Financial Information (c)	Purchase Price Accounting Adjustments	Ref	Pro Forma
Revenue
Sirius XM:
Subscriber revenue	$1,370	$—	$—		$1,370
Advertising revenue	46	—	—		46
Equipment revenue	41	—	—		41
Other revenue	36	—	2	(d)	38
Total Sirius XM revenue	1,493	—	2		1,495
Pandora:
Subscriber revenue	88	46	—		134
Advertising revenue	163	68	—		231
Total Pandora revenue	251	114	—		365
Total consolidated revenue	1,744	114	2		1,860
Cost of services
Sirius XM:
Revenue share and royalties	347	—	—		347
Programming and content	102	—	—		102
Customer service and billing	98	—	—		98
Transmission	25	—	—		25
Cost of equipment	6	—	—		6
Total Sirius XM cost of services	578	—	—		578
Pandora:
Revenue share and royalties	145	71	1	(e)	217
Programming and content	4	—	—		4
Customer service and billing	15	8	—		23
Transmission	6	5	—		11
Total Pandora cost of services	170	84	1		255
Total consolidated cost of services	748	84	1		833
Subscriber acquisition costs	108	—	—		108
Sales and marketing	183	36	—		219
Engineering, design and development	54	14	—		68
General and administrative	135	16	—		151
Depreciation and amortization	107	6	9	(f)	122
Acquisition and other related costs	76	1	(77)	(g)	—
Total operating expenses	1,411	157	(67)		1,501
Income from operations	333	(43)	69		359
Other (expense) income:
Interest expense	(90)	(2)	—		(92)
Loss on extinguishment of debt	(1)	—	—		(1)
Other (expense) income	1	1	—		2
Total other (expense) income	(90)	(1)	—		(91)
Income before income taxes	243	(44)	69		268
Income tax expense	(81)	—	(6)	(h)	(87)
Net income	$162	$(44)	$63		$181

(c)	Represents Pandora’s results for the period January 1, 2019 through January 31, 2019.

(d)	This adjustment eliminates the impact of additional revenue associated with certain programming agreements recorded as part of the XM Merger.

(e)	This adjustment includes the impact of additional expense associated with minimum guarantee royalty contracts recorded as part of the Pandora Acquisition.

(f)
This adjustment includes the impact of the additional amortization associated with the acquired intangible assets recorded as part of the Pandora Acquisition that are subject to amortization, partially offset by normal depreciation associated with assets revalued in purchase accounting.

(g)	This adjustment eliminates the impact of acquisition and other related costs.

(h)	This adjustment to income taxes was calculated by applying Sirius XM's statutory tax rate at March 31, 2019 to the pro forma adjustments of $69 and Pandora's loss before income tax of $(44).

(in millions)	For the Three Months Ended March 31,		2020 vs 2019 Change
Sirius XM:	2020	2019	Amount	%
Revenue	(Pro Forma)	(Pro Forma)
Subscriber revenue	$1,457	$1,370	$87	6%
Advertising revenue	44	46	(2)	(4)%
Equipment revenue	41	41	—	—%
Other revenue	43	38	5	13%
Total Sirius XM revenue	1,585	1,495	90	6%
Cost of services
Revenue share and royalties	366	347	19	5%
Programming and content (a)	105	95	10	11%
Customer service and billing (a)	92	97	(5)	(5)%
Transmission (a)	26	24	2	8%
Cost of equipment	4	6	(2)	(33)%
Total Sirius XM cost of services	593	569	24	4%
Gross Profit	$992	$926	$66	7%
Gross Margin %	63%	62%	1%	2%

(a)
For the three months ended March 31, 2020, we have excluded share-based compensation expense of $7 related to programming and content, $1 related to customer service and billing and $1 related to transmission. For the three months ended March 31, 2019, we have excluded share-based compensation expense of $7 related to programming and content, $1 related to customer service and billing and $1 related to transmission.

(in millions)	For the Three Months Ended March 31,		2020 vs 2019 Change
Pandora:	2020	2019	Amount	%
Revenue	(Pro Forma)	(Pro Forma)
Subscriber revenue	$128	$134	$(6)	(4)%
Advertising revenue	241	231	10	4%
Total Pandora revenue	369	365	4	1%
Cost of services
Revenue share and royalties (b)	222	217	5	2%
Programming and content (c)	5	4	1	25%
Customer service and billing (c)	24	23	1	4%
Transmission (c)	13	10	3	30%
Total Pandora cost of services	264	254	10	4%
Gross Profit	$105	$111	$(6)	(5)%
Gross Margin %	28%	30%	(2)%	(7)%

(b)	For the three months ended March 31, 2020, revenue share and royalties excludes a reversal of a pre-acquisition reserve of $16 for royalties.

(c)
For the three months ended March 31, 2020, we have excluded share-based compensation expense of $1 related to programming and content and $1 related to customer service and billing. For the three months ended March 31, 2019, we have excluded share-based compensation expense of $1 related to transmission.

Key Financial and Operating Performance Metrics
Subscribers and subscription related revenues and expenses associated with our connected vehicle services and Sirius XM Canada are not included in Sirius XM's subscriber count or subscriber-based operating metrics.

Set forth below are our subscriber balances as of March 31, 2020 compared to March 31, 2019:

	As of March 31,		2020 vs 2019 Change
(subscribers in thousands)	2020	2019	Amount	%
Sirius XM
Self-pay subscribers	30,047	29,046	1,001	3%
Paid promotional subscribers	4,719	5,125	(406)	(8)%
Ending subscribers	34,766	34,171	595	2%
Traffic users	9,706	8,849	857	10%
Sirius XM Canada subscribers	2,687	2,658	29	1%

Pandora
Monthly active users - all services	60,926	66,035	(5,109)	(8)%
Self-pay subscribers	6,215	6,160	55	1%
Paid promotional subscribers	51	736	(685)	(93)%
Ending subscribers	6,266	6,896	(630)	(9)%

The following table contains our Non-GAAP pro forma financial and operating performance measures which are based on our adjusted results of operations for the three months ended March 31, 2020 and 2019:

	For the Three Months Ended March 31,		2020 vs 2019 Change
(subscribers in thousands)	2020	2019 (1)	Amount	%
Sirius XM
Self-pay subscribers	69	131	(62)	(47)%
Paid promotional subscribers	(212)	1	(213)	nm
Net additions	(143)	132	(275)	(208)%
Weighted average number of subscribers	34,824	34,015	809	2%
Average self-pay monthly churn	1.8%	1.8%	—%	—%
ARPU (2)	$13.95	$13.52	$0.43	3%
SAC, per installation	$20.11	$24.05	$(3.94)	(16)%

Pandora
Self-pay subscribers	51	246	(195)	(79)%
Paid promotional subscribers	1	(20)	21	(105)%
Net additions (3)	52	227	(175)	(77)%
Weighted average number of subscribers	6,244	6,709	(465)	(7)%
ARPU	$6.85	$6.70	$0.15	2%
Ad supported listener hours (in billions)	3.13	3.42	(0.29)	(8)%
Advertising revenue per thousand listener hours (RPM)	$67.54	$62.60	$4.94	8%
Licensing costs per thousand listener hours (LPM)	$37.08	$36.64	$0.44	1%
Licensing costs per paid subscriber (LPU)	$4.11	$3.97	$0.14	4%

Total Company
Adjusted EBITDA	$639	$567	$72	13%
Free cash flow (4)	$348	$300	$48	16%
nm - not meaningful

(1)	Includes Pandora's results for the three month period, inclusive of pre-acquisition results for the period January 1, 2019 through January 31, 2019.

(2)	ARPU for Sirius XM excludes subscriber revenue from our connected vehicle services of $44 and $36 for the three months ended March 31, 2020 and 2019, respectively.

(3)	Amounts may not sum as a result of rounding.

(4)	Free cash flow has not been adjusted for Pandora's pre-acquisition results.

Glossary

Monthly active users - the number of distinct registered users on the Pandora services, including subscribers, which have consumed content within the trailing 30 days to the end of the final calendar month of the period. The number of monthly active users on the Pandora services may overstate the number of unique individuals who actively use our Pandora service, as one individual may use multiple accounts. To become a registered user on the Pandora services, a person must sign-up using an email address or phone number, or access our service using a device with a unique identifier, which we use to create an account for our service.

Average self-pay monthly churn - the Sirius XM monthly average of self-pay deactivations for the period divided by the average number of self-pay subscribers for the period.

Adjusted EBITDA - EBITDA is defined as net income before interest expense, income tax expense and depreciation and amortization. We adjust EBITDA to exclude the impact of other expense (income) as well as certain other charges discussed below. Adjusted EBITDA is a Non-GAAP financial measure that excludes or adjusts for (if applicable): (i) certain adjustments as a result of the purchase price accounting for the XM Merger and the Pandora Acquisition, (ii) predecessor net income adjusted for certain expenses, including depreciation and amortization, other income (loss), and share-based payment expense for January 2019, (iii) share-based payment expense and (iv) other significant operating expense (income) that do not relate to the on-going performance of our business. We believe adjusted EBITDA is a useful measure of the underlying trend of our operating performance, which provides useful information about our business apart from the costs associated with our capital structure and purchase price accounting. We believe investors find this Non-GAAP financial measure useful when analyzing our past operating performance with our current performance and comparing our operating performance to the performance of other communications, entertainment and media companies. We believe investors use adjusted EBITDA to estimate our current enterprise value and to make investment decisions. As a result of large capital investments in our satellite radio system, our results of operations reflect significant charges for depreciation expense. We believe the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of our business. We also believe the exclusion of the legal settlements and reserves, acquisition related costs, and loss on extinguishment of debt, to the extent they occur during the period, is useful as they are significant expenses not incurred as part of our normal operations for the period.
Adjusted EBITDA has certain limitations in that it does not take into account the impact to our statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the XM Merger and the Pandora Acquisition. We endeavor to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure.  Investors that wish to compare and evaluate our operating results after giving effect for these costs, should refer to net income as disclosed in our unaudited consolidated statements of comprehensive income. Since adjusted EBITDA is a Non-GAAP financial performance measure, our calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	For the Three Months Ended March 31,
(in millions)	2020	2019
Net income:	$293	$162
Add back items excluded from Adjusted EBITDA:
Legal settlements and reserves	(16)	25
Acquisition and other related costs (1)	—	76
Share-based payment expense (3)	55	49
Depreciation and amortization	132	107
Interest expense	99	90
Loss on extinguishment of debt	—	1
Other expense (income)	(4)	(1)
Income tax expense	80	81
Purchase price accounting adjustments:
Revenues	2	2
Operating expenses	(2)	(1)
Pro forma adjustments (2)	—	(24)
Adjusted EBITDA	$639	$567

(1)	Acquisition and other related costs include $21 of share-based compensation expense.

(2)
Pro forma adjustment for three months ended March 31, 2019 includes Pandora's Net income for the three months ended March 31, 2019 of $(44) plus Depreciation and amortization of $6, Share-based payment expense of $11, Acquisition and other related costs of $1, and Interest expense of $2, offset by Other expense (income) of $1, plus purchase price accounting impacts of $1.

(3)	Allocation of share-based payment expense:

	For the Three Months Ended March 31,
(in millions)	2020	2019
Programming and content	$8	$7
Customer service and billing	2	1
Transmission	1	1
Sales and marketing	17	15
Engineering, design and development	11	9
General and administrative	16	16
Total share-based payment expense	$55	$49

Free cash flow - is derived from cash flow provided by operating activities, net of additions to property and equipment and purchases of other investments. Free cash flow is a metric that our management and board of directors use to evaluate the cash generated by our operations, net of capital expenditures and other investment activity. In a capital intensive business, with significant investments in satellites, we look at our operating cash flow, net of these investing cash outflows, to determine cash available for future subscriber acquisition and capital expenditures, to repurchase or retire debt, to acquire other companies and to evaluate our ability to return capital to stockholders. We exclude from free cash flow certain items that do not relate to the on-going performance of our business, such as cash flows related to acquisitions, strategic and short-term investments, and net loan activity with related parties and other equity investees. We believe free cash flow is an indicator of the long-term financial stability of our business.  Free cash flow, which is reconciled to “Net cash provided by operating activities,” is a Non-GAAP financial measure.  This measure can be calculated by deducting amounts under the captions “Additions to property and equipment” and deducting or adding Restricted and other investment activity from “Net cash provided by operating activities” from the unaudited consolidated statements of cash flows. Free cash flow should be used in conjunction with other GAAP financial performance measures and may not be comparable to free cash flow measures presented by other companies.  Free cash flow should be viewed as a supplemental measure rather than an alternative measure of cash flows from operating activities, as determined in accordance with GAAP.  Free cash flow is limited and does not represent remaining cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt maturities. We believe free cash flow provides useful supplemental information to investors regarding our current cash flow, along with other GAAP measures (such as cash flows from operating and investing activities), to determine our financial condition, and to compare our operating performance to other communications, entertainment and media companies. Free cash flow is calculated as follows:

	For the Three Months Ended March 31,
(in millions)	2020	2019
Cash Flow information
Net cash provided by operating activities	$416	$396
Net cash (used in) provided by investing activities	$(145)	$284
Net cash used in financing activities	$(339)	$(672)
Free Cash Flow
Net cash provided by operating activities	$416	$396
Additions to property and equipment	(62)	(90)
Purchases of other investments	(6)	(6)
Free cash flow	$348	$300

ARPU - Sirius XM ARPU is derived from total earned subscriber revenue (excluding revenue associated with our connected vehicle services) and advertising revenue, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. Pandora ARPU is defined as average monthly subscriber revenue per paid subscriber on our Pandora subscription services.
Subscriber acquisition cost, per installation - or SAC, per installation, is derived from subscriber acquisition costs and margins from the sale of radios and accessories (excluding connected vehicle services), divided by the number of satellite radio installations in new vehicles and shipments of aftermarket radios for the period. SAC, per installation, is calculated as follows:

	For the Three Months Ended March 31,
(costs in millions and installs in thousands)	2020	2019
Subscriber acquisition costs, excluding connected vehicle services	$99	$108
Less: margin from sales of radios and accessories, excluding connected vehicle services	(37)	(34)
	$62	$74
Installations	3,083	3,077
SAC, per installation	$20.11	$24.05
Ad supported listener hours - is based on the total bytes served over our Pandora advertising supported platforms for each track that is requested and served from our Pandora servers, as measured by our internal analytics systems, whether or not a listener listens to the entire track. For non-music content such as podcasts, episodes are divided into approximately track-length parts, which are treated as tracks. To the extent that third-party measurements of advertising hours are not calculated using a similar server-based approach, the third-party measurements may differ from our measurements.
RPM - is calculated by dividing advertising revenue, excluding AdsWizz and other off-platform revenue, by the number of thousands of listener hours on our Pandora advertising-based service.
LPM - is calculated by dividing advertising licensing costs by the number of thousands of listener hours on our Pandora advertising-based service.
LPU - is calculated by dividing subscriber licensing costs by the number of paid subscribers on our Pandora subscription services.

###

About SiriusXM

Sirius XM Holdings Inc. (NASDAQ: SIRI) is the leading audio entertainment company in the U.S., and the premier programmer and platform for subscription and digital advertising-supported audio products. Pandora, a subsidiary of SiriusXM, is the largest ad-supported audio entertainment streaming service in the U.S. SiriusXM and Pandora together reach more than 100 million people each month with their audio products. SiriusXM, through Sirius XM Canada Holdings, Inc., also offers satellite radio and audio entertainment in Canada. In addition to its audio entertainment businesses, SiriusXM offers connected vehicle services to automakers and directly to consumers through aftermarket devices. For more about SiriusXM, please go to: www.siriusxm.com.

FORWARD-LOOKING STATEMENTS

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: the current coronavirus (COVID-19) pandemic is adversely impacting our business; our substantial competition that is likely to increase over time; our efforts to attract and retain subscribers and listeners, or convert listeners into subscribers, which may not be successful, and may adversely affect our business; our Pandora ad-supported business has suffered a loss of monthly active users, which may adversely affect our Pandora business; privacy and data security laws and regulations may hinder our ability to market our services, sell advertising and impose legal liabilities; we engage in extensive marketing efforts and the continued effectiveness of those efforts are an important part of our business; consumer protection laws and our failure to comply with them could damage our business; a substantial number of our Sirius XM subscribers periodically cancel their subscriptions and we cannot predict how successful we will be at retaining customers; our ability to profitably attract and retain subscribers to our Sirius XM service as our marketing efforts reach more price-sensitive consumers is uncertain; our failure to convince advertisers of the benefits of our Pandora ad-supported service could harm our business; if we are unable to maintain revenue growth from our advertising products, particularly in mobile advertising, our results of operations will be adversely affected; if we fail to accurately predict and play music, comedy or other content that our Pandora listeners enjoy, we may fail to retain existing and attract new listeners; if we fail to protect the security of personal information about our customers, we could be subject to costly government enforcement actions and private litigation and our reputation could suffer; interruption or failure of our information technology and communications systems could impair the delivery of our service and harm our business; we rely on third parties for the operation of our business, and the failure of third parties to perform could adversely affect our business; our business depends in part upon the auto industry; our Pandora business depends in part upon consumer electronics manufacturers; the market for music rights is changing and is subject to significant uncertainties; our ability to offer interactive features in our Pandora services depends upon maintaining licenses with copyright owners; the rates we must pay for “mechanical rights” to use musical works on our Pandora service have increased substantially and these new rates may adversely affect our business; failure of our satellites would significantly damage our business; our Sirius XM service may experience harmful interference from wireless operations; failure to comply with FCC requirements could damage our business; economic conditions, including advertising budgets and discretionary spending, may adversely affect our business and operating results; if we are unable to attract and retain qualified personnel, our business could be harmed; we may not realize the benefits of acquisitions or other strategic investments and initiatives, including the acquisition of Pandora; our use of pre-1972 sound recordings on our Pandora service could result in additional costs; we may from time to time modify our business plan, and these changes could adversely affect us and our financial condition; we have a significant amount of indebtedness, and our debt contains certain covenants that restrict our operations; our facilities could be damaged by natural catastrophes or terrorist activities; the unfavorable outcome of pending or future litigation could have an adverse impact on our operations and financial condition; failure to protect our intellectual property or actions by third parties to enforce their intellectual property rights could substantially harm our business and operating results; some of our services and technologies may use “open source” software, which may restrict how we use or distribute our services or require that we release the source code subject to those licenses; rapid technological and industry changes and new entrants could adversely impact our services; existing or future laws and regulations could harm our business; we may be exposed to liabilities that other entertainment service providers would not customarily be subject to; our business and prospects depend on the strength of our brands; we are a “controlled company” within the meaning of the NASDAQ listing rules and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements; while we currently pay a quarterly cash dividend to holders of our common stock, we may change our dividend policy at any time; and our principal stockholder has significant influence, including over actions requiring stockholder approval, and its interests may differ from the interests of other holders of our common stock. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which are filed with the Securities and Exchange Commission (the "SEC") and available at the SEC's Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Hooper Stevens
212-901-6718
Hooper.stevens@siriusxm.com

Patrick Reilly
212-901-6646
patrick.reilly@siriusxm.com